As filed with the Securities and Exchange Commission on July 17, 2008

Registration No. 333-148124

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EUROSEAS LTD.
(Exact Name of Registrant as Specified in its Charter)

Republic of the Marshall Islands (State or Other Jurisdiction of Incorporation or Organization)	N/A (I.R.S. Employer Identification No.)

Aethrion Center
40 Ag. Konstantinou Street
151 24 Maroussi Greece
(Address of Principal Executive Offices)

EUROSEAS LTD.
2007 EQUITY INCENTIVE PLAN
 (Full Title of the Plan)

Seward & Kissel LLP
Attention:  Lawrence Rutkowski, Esq.
One Battery Park Plaza
New York, New York 10004
(Name and Address of Agent for Service)

(212) 574-1200
(Telephone Number, Including Area Code, of Agent of Service)

Copies to:

Lawrence Rutkowski, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10282
(212) 574-1200

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee (2)
Common Stock	600,000	$11.74	$7,044,000	$276.83

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock registered hereby is subject to adjustment to prevent dilution by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of shares of our outstanding common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices of a share of the Registrant’s Common Stock on July 16, 2008, as reported on the NASDAQ Global Select Market.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 is filed by Euroseas Ltd., a Marshall Islands corporation (the “Company”), relating to 600,000 shares of its common stock, par value $0.03 per share, that may be issued under the Euroseas Equity Incentive Plan dated October 25, 2007 (the “Equity Incentive Plan”).

Under cover of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 is our reoffer prospectus prepared in accordance with Part I of Form F-3.  Our reoffer prospectus has been prepared pursuant to Instruction C of Form S-8 and in accordance with Part I of Form F-3, and may be used for reofferings and resales on a continuous basis in the future of up to an aggregate of 600,000 shares of common stock of the Company that may be issued to key persons (“Key Persons”) under the Equity Incentive Plan.  We will periodically issue these shares of common stock to certain Key Persons under the Equity Incentive Plan and the reoffer prospectus has been included in this registration statement on Form S-8 so that upon issuance of these shares to certain officers and directors of the Company, Key Persons may resell their respective shares of common stock.  If subsequent to the date of this reoffer prospectus, we grant further awards to Key Persons under the Equity Incentive Plan, we may supplement this reoffer prospectus with the names of such Key Persons and the amounts of securities to be reoffered by them as selling shareholders.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents constituting Part I of this Registration Statement will be sent or given by the Company to the Key Persons, the grantees under the Equity Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act.  The Part I Information is not filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement.  The documents are incorporated by reference in the Section 10(a) prospectus.  The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act.  Requests for the above-mentioned information should be directed to the Company’s Chief Executive Officer, Aristides Pittas, at the address and telephone number on the cover of this Registration Statement.

CONTROL SECURITIES REOFFER PROSPECTUS

This Registration Statement includes a reoffer prospectus prepared in accordance with the applicable requirements of Part 1 of Form F-3 (pursuant to Instruction C of the General Instructions to Form S-8) which is included below.  The reoffer prospectus relates to reoffers and resales of control securities that may be acquired under the Equity Incentive Plan.

REOFFER PROSPECTUS

600,000 SHARES OF COMMON STOCK

EUROSEAS LTD.

This prospectus relates to the offer and sale by the selling shareholders identified in this prospectus, or such selling shareholders who are added hereto by prospectus supplement, and any of their respective pledgees, donees, transferees or other successors in interest, of up to an aggregate of 600,000 shares of common stock of the Company.  We will not receive any of the proceeds from the sale of shares by the selling shareholders.  The Company will pay all expenses in connection with the sale of the shares through this prospectus.

The shares of common stock will be issued pursuant to awards granted under our 2007 Equity Incentive Plan (the “Equity Incentive Plan”).  The shares of common stock covered by this prospectus may be sold at fixed prices or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices

Our common stock is listed on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “ESEA.”  On July 16, 2008, the closing sale price of our common stock on NASDAQ was $12.01 per share.

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers.  The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

Our principal executive offices are located at Aethrion Center, 40 Ag., Konstantinou Street, 151 24, Maroussi, Greece. Our telephone number at that address is 011 30 211 1804005.

An investment in these securities involves risks.  See the section entitled “Risk Factors” beginning on page 5.

NEITHER THE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 17, 2008.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	5
USE OF PROCEEDS	5
DILUTION	5
ENFORCEMENT OF CIVIL LIABILITIES	8
EXPENSES	9
MATERIAL CHANGES	9
LEGAL MATTERS	9
EXPERTS	9
WHERE YOU CAN FIND ADDITIONAL INFORMATION	9
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	11

i

Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with United States generally accepted accounting principles.

This prospectus does not contain all the information provided in the registration statement we filed with the Commission.  For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find Additional Information.”

ii

FORWARD LOOKING STATEMENTS

Euroseas Ltd., or the Company, desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation.  This prospectus contains forward-looking statements. These forward-looking statements include information about possible or assumed future results of our operations or our performance. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “estimates,” and variations of such words and similar expressions are intended to identify the forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding:

•	our future operating or financial results;

•	future, pending or recent acquisitions, business strategy, areas of possible expansion, and expected capital spending or operating expenses;

•	drybulk and container shipping industry trends, including charter rates and factors affecting vessel supply and demand;

•	our financial condition and liquidity, including our ability to obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	availability of crew, number of off-hire days, dry-docking requirements and insurance costs;

•	our expectations about the availability of vessels to purchase or the useful lives of our vessels;

•	our expectations relating to dividend payments and our ability to make such payments;

•	our ability to leverage to our advantage our manager’s relationships and reputations in the drybulk and container shipping industry;

•	changes in seaborne and other transportation patterns;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from future litigation;

•	global and regional political conditions;

•	acts of terrorism and other hostilities; and

•	other factors discussed in the section titled “Risk Factors.”

WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS, OR THE DOCUMENTS TO WHICH WE REFER YOU IN THIS PROSPECTUS, TO REFLECT ANY CHANGE IN OUR EXPECTATIONS WITH RESPECT TO SUCH STATEMENTS OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY STATEMENT IS BASED.

iii

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus.  As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus.

Unless the context otherwise requires, as used in this prospectus, the terms “Company,” “we,” “us,” and “our” refer to Euroseas Ltd. and all of its subsidiaries, and “Euroseas Ltd.” refers only to Euroseas Ltd. and not to its subsidiaries.

We use the term “deadweight tons,” or dwt, in describing the capacity of our drybulk carriers. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. We use the term “twenty foot equivalent unit,” or teu, the international standard measure of containers, in describing the capacity of our container ships.  Drybulk carriers are categorized as Capesize, Panamax, Handymax and Handysize. The carrying capacity of a Capesize drybulk carrier is 80,000 dwt and above. The carrying capacity of a Panamax drybulk carrier ranges from 60,000 to 79,999 dwt. The carrying capacity of a Handymax drybulk carrier ranges from 40,000 to 59,999 dwt and that of a Handysize drybulk carrier ranges from 10,000 to 39,999 dwt. Container ships are categorized as Deep Sea, Intermediate, Handysize and Feeder. The carrying capacity of a Deep Sea container ship is 3,000 teu and above. The carrying capacity of an Intermediate container ship ranges from 2,000 to 2,999 teu. The carrying capacity of a Handysize container ship ranges from 1,300 to 1,999 teu and that of a Feeder container ship is less than 1,300 teu. Unless otherwise indicated, all references to currency amounts in this prospectus are in U.S. dollars and all share numbers and per share data give effect to a 1-for-3 reverse stock split effected on October 6, 2006.

Our Company

We are a provider of worldwide ocean-going transportation services. We own and operate drybulk carriers that transport major bulks such as iron ore, coal and grains, and minor bulks such as bauxite, phosphate and fertilizers. We also own and operate containerships and multipurpose vessels that transport dry and refrigerated containerized cargoes, principally manufactured products and perishables.

Our fleet consists of a total of 16 vessels consisting of five drybulk carriers, comprised of three Panamax drybulk carriers and two Handysize drybulk carriers, ten containerships and one multipurpose vessel with an average age of approximately 18 years. Given current market conditions, we believe that middle-age vessels offer the most compelling value proposition, particularly in light of the expertise of our affiliated management company in evaluating, operating and maintaining middle-age vessels.

We intend to strategically employ our fleet with time and spot charters. We actively pursue time charters to obtain adequate cash flow to cover our fleet’s fixed costs, consisting of vessel operating expenses, management fees, general and administrative expenses, interest expense and dry-docking costs for the upcoming 12-month period. We look to employ the remainder of our fleet through time charters, spot charters, shipping pools or contracts of affreightment, depending on our view of the direction of the markets and other tactical or strategic considerations. Fourteen of the 16 vessels in our fleet are currently employed under time charters, one vessel participates in a shipping pool, which provides us with both stable cash flow and high utilization rates that help us generate steady earnings and enhance our ability to pay dividends to our shareholders and one vessel is currently on the spot market. The staggered maturities of our time charters enable us to constantly reevaluate the market and adjust the balance of our charter book accordingly. We believe this employment strategy provides us with more predictable operating cash flows and sufficient downside protection, while allowing us to participate in the potential upside of the spot market during periods of rising charter rates.

Our operations generate significant cash, which provides us with flexibility in our growth, operating and financial strategy. Our policy is to use this cash to aggressively pay down debt, maintain financial flexibility, finance future vessel acquisitions and provide an attractive dividend to our shareholders.

Our Fleet

As of July 17, 2008, the profile and deployment of our fleet is the following:

Name	Type	Dwt	TEU	Year Built	Employment	TCE Rate ($/day)
Drybulk Vessels
IRINI[1]	Panamax	69,734	—	1988	Baumarine Spot Pool -until end 2008	Spot/Partly fixed
ARISTIDES N.P.	Panamax	69,268	—	1993	Time Charter until Mar-09	$52,000
IOANNA P	Panamax	64,873	—	1984	Time Charter until Aug-08	$35,500
NIKOLAOS P.	Handysize	34,750	—	1984	Time Charter until Sep-08	$36,000
GREGOS	Handysize	38,691	—	1984	Spot	$42,000
Drybulk Total	5	277,316
Multipurpose Dry Cargo Vessels
TASMAN TRADER	Multipurpose	22,568	950	1990	Time Charter until Mar-12	$8,850 until Dec-08 $9,500 until Dec-10 $9,000 until Mar-12
Mutipurpose Total	1	22,568
Container Carriers
TIGER BRIDGE	Intermediate	31,627	2,228	1990	Time Charter until Jul-09	$16,500
ARTEMIS	Intermediate	29,693	2,098	1987	Time Charter until Dec-08	$19,000
MAERSK NOUMEA	Intermediate	34,677	2,556	2001	Time Charter until Aug-11 plus three one year extension options	$16,800 until Aug-11 $18,735 / $19,240 / $19,750 extension options
DESPINA P	Handysize	33,667	1,932	1990	Time Charter until Feb-09	$15,250
OEL INTEGRITY (ex JONATHAN P)	Handysize	33,667	1,932	1990	Time Charter until Apr-09	$16,500
OEL TRANSWORLD (ex CLAN GLADIATOR)	Handysize	30,007	1,742	1992	Time Charter until Oct-09	$18,500
YM XINGANG I	Handysize	23,596	1,599	1993	Time Charter until Jul-09	$26,650
MANOLIS P	Handysize	20,346	1,452	1995	Time Charter until Nov-09	$15,800
NINOS (ex YM QINGDAO I)	Feeder	18,253	1,169	1990	Time Charter until Apr-09	$13,175
KUO HSIUNG	Feeder	18,154	1,169	1993	Time Charter until Feb-09	$15,800
Container Total	10	273,687	17,877
Fleet Grand Total	16	573,571	18,827

(1) Irini is employed in the Baumarine spot pool that is managed by Klaveness, a major global charterer in the dry bulk area, and also participates in “short” funds (contracts to carry cargo at agreed rates), reducing its exposure to the spot market.

We plan to expand our fleet by investing in vessels in the drybulk, containership and multipurpose markets by targeting primarily mid-age vessels at the time of purchase under favorable market conditions. We also intend to take advantage of the cyclical nature of the market by buying and selling ships when we believe favorable opportunities exist. We employ our vessels in the spot and time charter market, through pool arrangements and under contracts of affreightment. Presently, our ten containerships, our multipurpose vessel and three of our panamax bulkers are employed under time charters. Our other panamax vessel, m/v Irini, is employed in the Baumarine pool that is managed by Klaveness, a major global charterer in the drybulk area, and also participates in “short” funds (contracts to carry cargo at agreed rates), reducing its exposure to the spot market.

As of July 17, 2008, approximately 92% of our ship capacity in 2008 and approximately 34% in 2009 are fixed time charter contracts or protected from market fluctuations.

Management of our Fleet

The operations of our vessels are managed by Eurobulk Ltd., or Eurobulk, an affiliated company founded in 1994 by members of the Pittas family, under a master management agreement with us and separate management agreements with each ship-owning company. Under our master management agreement, Eurobulk is responsible for providing us with executive services and commercial management services, which include obtaining employment for our vessels and managing our relationships with charterers. Eurobulk also performs technical management services, which include managing day-to-day vessel operations, performing general vessel maintenance, ensuring regulatory and classification society compliance, supervising the maintenance and general efficiency of vessels, arranging our hire of qualified officers and crew, arranging and supervising dry-docking and repairs, arranging insurance for vessels, purchasing stores, supplies, spares and new equipment for vessels, appointing supervisors and technical consultants and providing technical support and shoreside personnel who carry out the management functions described above and certain accounting services.

RISK FACTORS

We have identified a number of risk factors which you should consider before buying shares of our common stock.  These risk factors are incorporated by reference into this registration statement from the Company’s Annual Report on Form 20-F filed on May 13, 2008.  Please see “Incorporation of Certain Documents by Reference.”  In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in the shares of common stock offered by this prospectus.  The occurrence of one or more of those risk factors could adversely impact our results of operations or financial condition.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling shareholders of the securities covered by this prospectus.

DILUTION

Because the selling shareholders who offer and sell shares of common stock covered by this prospectus may do so at various times, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, we have not included in this prospectus information about the dilution (if any) to the public arising from these sales.

SELLING SHAREHOLDERS

The selling shareholders are offering up to 600,000 shares of our common stock which will be acquired under the Equity Incentive Plan.  If subsequent to the date of this reoffer prospectus, we grant further awards to Key Persons under the Equity Incentive Plan, we may supplement this reoffer prospectus with the names of such Key Persons and the amounts of securities to be reoffered by them as selling shareholders.

Set forth below is information regarding the name and number of shares of common stock owned and offered by the selling shareholders.

Name of Selling Shareholder and Position with the Company(1)	Common Stock Owned Prior to the Offering	Percentage of Class Prior to the Offering	Total Shares of Common Stock Offered Hereby	Percentage of Class After the Offering
Aristides J. Pittas, Chairman, CEO & President(2)	70,000	*	70,000	*
Anastasios Aslidis, CFO & Treasurer	45,000	*	45,000	*
Aristides P. Pittas, Vice Chairman of the Board(3)	20,000	*	20,000	*
Panayiotis Kyriakopoulos, Member of the Board(4)	10,000	*	10,000	*
George Skarvelis, Member of the Board(5)	10,000	*	10,000	*
Gerald Turner, Member of the Board(6)	10,000	*	10,000	*
George Taniskidis, Member of the Board(7)	10,000	*	10,000	*

* INDICATES LESS THAN 1.0%.

(1)
Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to securities. Except as subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him/her.

(2)
Does not include 1,202,902 shares of common stock held of record by Friends, by virtue of Mr. Pittas’ ownership interest in Friends. Also does not include 52,542 shares of common stock held of record by Eurobulk Marine Holdings, Inc. (“Eurobulk Marine”), by virtue of Mr. Pittas’ ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mr. Pittas disclaims beneficial ownership except to the extent of his pecuniary interest.

(3)
Does not include 821,983 shares of common stock held of record by Friends, by virtue of Mr. Pittas’ ownership interest in Friends. Also does not include 35,904 shares of common stock held of record by Eurobulk Marine, by virtue of Mr. Pittas’ ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mr. Pittas disclaims beneficial ownership except to the extent of his pecuniary interest.

(4)
Does not include 57,235 shares of common stock held of record by Friends, by virtue of Mr. Kyriakopoulos’ ownership in Friends. Also does not include 2,500 shares of common stock held of record by Eurobulk Marine, by virtue of Mr. Kyriakopoulos’ ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mr. Kyriakopoulos disclaims beneficial ownership except to the extent of his pecuniary interest.

(5)
Does not include 505,578 shares of common stock held of record by Friends, by virtue of Mr. Skarvelis’ ownership interest in Friends. Also does not include 22,084 shares of common stock held of record by Eurobulk Marine, by virtue of Mr. Skarvelis’ ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mr. Skarvelis disclaims beneficial ownership except to the extent of his pecuniary interest.

(6)
Does not include 135,457 shares of common stock held of record by Friends, by virtue of Mr. Turner’s ownership interest in Friends. Also does not include 5,916 shares of common stock held of record by Eurobulk Marine, by virtue of Mr. Turner’s ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mr. Turner disclaims beneficial ownership except to the extent of his pecuniary interest.

(7)
Does not include 29,617 shares of common stock held of record by Friends, by virtue of Mr. Taniskidis’ ownership in Friends. Also does not include 1,294 shares of common stock held of record by Eurobulk Marine, by virtue of Mr. Taniskidis’ ownership interest in Eurobulk Marine. Eurobulk Marine was an investor in our Private Placement in August 2005. Friends and Eurobulk Marine are each controlled by members of the Pittas family. Mr. Taniskidis disclaims beneficial ownership except to the extent of his pecuniary interest.

PLAN OF DISTRIBUTION

The purpose of this prospectus is to permit the selling shareholders, if they desire, to offer for sale and sell the shares of common stock they will acquire pursuant to the Equity Incentive Plan at such times as the selling shareholders choose.  The decision to sell any common stock is within the discretion of the holder thereof, subject generally to the Company's policies affecting the timing and manner of sale of common stock by certain individuals.

The selling shareholders may sell the common stock only for their own account.  The selling shareholders, their respective donees or other transferees and successors in interest permitted to use Form S-8 under General Instruction A of Form S-8, may sell or transfer common stock for value only in one or more transactions on or through NASDAQ (or any successor stock exchange) at market prices prevailing at the time of sale or at prices related to those market prices.

The selling shareholders and any broker-dealers that act in connection with the sale of common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the common stock sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act.  The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act.  As of the date of this prospectus, the selling shareholders do not have any agreement, arrangement or understanding with any broker or dealer to sell any of the common stock.

Because the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act, which may include deemed delivery by brokers or dealers pursuant to Rule 153 under the Securities Act in connection with sales effected between brokers or dealers on or through NASDAQ.

The selling shareholders also may resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule or they may sell their shares in negotiated transactions.

The Company will pay all fees and expenses incident to the registration of the stock, but the Company will not receive any proceeds from the sale of the common stock.

ENFORCEMENT OF CIVIL LIABILITIES

Euroseas Ltd. is a Marshall Islands corporation and our principal executive offices are located outside the United States in Maroussi, Greece. A majority of our directors, officers and the experts named in the prospectus reside outside the United States.  In addition, a substantial portion of our assets and the assets of our directors and officers are located outside of the United States of America. As a result, you may have difficulty serving legal process within the United States of America upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States of America, judgments you may obtain in United States of America courts against us or these persons in any action, including actions based upon the civil liability provisions of United States of America federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States of America federal or state securities laws.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the Registration Statement of which this prospectus forms a part, all of which will be paid by the Company.

SEC registration fee	$300
Legal Fees and Expenses	15,000
Accounting Fees and Expenses	10,000
Miscellaneous	1,700
Total	$27,000

MATERIAL CHANGES

There have been no material changes to the affairs of our company since the filing of our Form 20-F on May 13, 2008, which have not previously been described in a report on Form 6-K.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of U.S. and Republic of Marshall Islands law.

EXPERTS

The consolidated financial statements, incorporated in this Prospectus by reference from the Company's Annual Report on Form 20-F for the year ended December 31, 2007, and the effectiveness of Euroseas Ltd. and Subsidiaries internal control over financial reporting have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, as amended, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports within the Commission. You may read and copy any document that we file, including documents referenced in this prospectus, at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, you can obtain information about us at the offices of the Nasdaq Global Select Market.

Information Incorporated by Reference

In addition to those items listed in Part II, Item 3, we are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain Reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

                        Euroseas Ltd.
                        Aethrion Center
                        40 Ag. Konstantinou Street
                        151 24 Maroussi, Greece
                        011 30 211 1804005

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that any person who is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another, partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by the Company upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the Business Corporations Act (Part I of the Associations Law) of the Republic of the Marshall Islands, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and offices and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive offices.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Company will, unless in the opinion of its counsel the claim has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by the Company are incorporated herein by reference:

•
Annual Report on Form 20-F for the year ended December 31, 2007, filed with the Commission on May 13, 2008, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•
Current Report on Form 6-K filed with the Commission on January 30, 2008, which contains a press release announcing a one year time charter agreement entered into for each of container ships M/V Ninos and M/V Despina P.

•
Current Report on Form 6-K filed with the Commission on February 12, 2008, which contains a press release by the Company announcing a quarterly dividend of $0.30 and a time charter extension for Panamax bulk carrier M/V Aristides NP at a gross daily rate of $52,000.

•
Current Report on Form 6-K filed with the Commission on February 22, 2008, which contains a press release by the Company announcing the date, conference call details and audio webcast of their fourth quarter and year end 2007 results.

•
Current Report on Form 6-K filed with the Commission on February 29, 2008 and March 3, 2008, which contains a press release by the Company reporting the results for the fourth quarter and year ended December 31, 2007.

•
Current Report on Form 6-K filed with the Commission on March 31, 2008, which contains a press release by the Company announcing a one year time charter agreement entered into for container ship M/V Jonathan P.

•
Current Report on Form 6-K filed with the Commission on April 16, 2008, which contains a press release by the Company announcing a one year time charter agreement entered into for container ship M/V Manolis P.

•
Current Report on Form 6-K filed with the Commission on April 23, 2008, which contains a press release by the Company announcing a time charter agreement entered into for container ship M/V Clan Gladiator.

•
Current Report on Form 6-K filed with the Commission on May 19, 2008, which contains a press release by the Company relating to the purchase of container ship M/V Maersk Noumea, extending the fleet to sixteen vessels, and the declaration of a quarterly dividend of $0.31 per common share for the first quarter of 2008.

•
Current Report on Form 6-K filed with the Commission on May 27, 2008, which contains a press release by the Company relating to the date for the release of its first quarter 2008 results, a conference call and Webcast.

•	Current Report on Form 6-K filed with the Commission on May 27, 2008, which contains a press release by the Company relating to the delivery of M/V Maersk Noumea.

•
Current Report on Form 6-K filed with the Commission on May 29, 2008, which contains a press release by the Company relating to its results for the first quarter and three month period ended March 31, 2008.

•	Current Report on Form 6-K filed with the Commission on July 2, 2008, which contains unaudited condensed consolidated financial statements for the three months ended March 31, 2007 and March 31, 2008.

•
All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The bylaws of the Registrant provide that any person who is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another, partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by the Registrant upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the Business Corporations Act (Part I of the Associations Law) of the Republic of the Marshall Islands, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The bylaws further provide that the Registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director or officer against any liability asserted against such person and incurred by such person in such capacity whether or not the Registrant would have the power to indemnify such person against such liability by law or under the provisions of these bylaws.

Section 60 of the Business Corporations Act (Part I of the Associations Law) of the Republic of the Marshall Islands provides as follows:

Indemnification of directors and officers.

(1)           Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2)           Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)          When director or officer is successful. To the extent that director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4)           Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)           Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)           Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)           Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.  EXHIBITS.

4.1	Articles of Incorporation of the Company**
4.2	Amendment to Articles of Incorporation of the Company**
4.2	Bylaws of the Company**
4.3	Specimen Common Share Certificate**
4.5	Equity Incentive Plan dated October 25, 2007*
4.6	Form of Restricted Stock Award Agreement*
5.1	Opinion of Seward & Kissel LLP, Marshall Islands Counsel to the Company, as to the validity of the common shares*
23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of Seward & Kissel LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page hereto)

* Filed herewith

** Filed as an Exhibit to the Company's Registration Statement on Form F-3 (File No. 333-152089) on July 2, 2008

ITEM 9.  UNDERTAKINGS.

1.	The undersigned registrant hereby undertakes:
	(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
		(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maroussi, Country of Greece on July 17, 2008.

EUROSEAS LTD.

By:	/s/ Aristides J. Pittas Aristides J. Pittas Chief Executive Officer and President

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Aristides J. Pittas, Lawrence Rutkowski, Craig Sklar, Kassandra Savicki and Amanda K. Brown his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any related registration statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute,

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on July17, 2008 in the capacities indicated.

Signature	Title

/s/ Aristides J. Pittas Aristides J. Pittas	Chairman of the Board of Directors, President and Chief Executive Officer; Class A Director

/s/ Dr. Anastasios Aslidis Dr. Anastasios Aslidis	Chief Financial Officer; Class A Director

/s/ Aristides P. Pittas Aristides P. Pittas	Vice Chairman; Class A Director

/s/ Stephania Karmiri Stephania Karmiri	Secretary

/s/ Panagiotis Kyriakopoulos Panagiotis Kyriakopoulos	Class B Director

/s/ George Skarvelis George Skarvelis	Class B Director

/s/ George Taniskidis	Class C Director
George Taniskidis

/s/ Gerald Turner Gerald Turner	Class C Director